                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        ACC CONSUMER FINANCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        ACC CONSUMER FINANCE CORPORATION
                       12750 HIGH BLUFF DRIVE, SUITE 320
                          SAN DIEGO, CALIFORNIA 92130
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL

     The accompanying proxy is solicited by and on behalf of the Board of Directors of ACC Consumer Finance Corporation, a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 6, 1997, at the Double Tree Hotel, 11915 El Camino Real, San Diego, California, and at any and all adjournments thereof.

     This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about March 31, 1997. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only stockholders of the Company's Common Stock of record as of March 14, 1997, will be entitled to vote at the Annual Meeting. On March 14, 1997, there were outstanding 8,472,978 shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

     Assuming a quorum is present, the affirmative vote of a plurality of the votes cast will be required for approval of Proposal 1 (election of directors) and the affirmative vote of a majority of the votes cast will be required for the approval of Proposal 2 (ratification of the election of independent accountants) and to act on all other matters to come before the Annual Meeting. For purposes of determining the number of votes cast with respect to any voting proposal, the sum of votes cast and abstentions are included. Abstentions with respect to any proposal are counted as "shares present" and have the effect of a vote "against" such proposal as to which they are specified. Broker non-votes with respect to any proposal are not considered "shares present" and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

REVOCABILITY OF PROXIES

     Proxies must be written, signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                                   DIRECTORS

     The Board of Directors is divided into three classes, with the terms of each class ending in successive years. Two directors are to be elected at the Annual Meeting, to hold office for a term of three years expiring at the third succeeding Annual Meeting. Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

NAME                                          PRINCIPAL OCCUPATION                        AGE
-----------------------    -----------------------------------------------------------    ----
NOMINEES FOR TERMS OF
 OFFICE EXPIRING IN
 THREE YEARS
Rocco J. Fabiano           Mr. Fabiano is a founder of ACC and is the Chairman of the      40
                           Board and Chief Executive Officer, pursuant to an
                           employment agreement described below. Mr. Fabiano has been a Director since September 1995. From July 1993 to
                           September 1995, Mr. Fabiano was a full-time consultant to
                           ACC. In 1991, Mr. Fabiano co-founded Consumer Portfolio
                           Services, Inc. and acted as a consultant to that company
                           until December 1992, at which time he began work on the
                           formation of ACC. He also has been the Chairman of the
                           Board of Far Western Bank, an Executive Vice President of
                           Imperial Corporation of America, Chief Operating Officer of
                           Ameristar Mortgage Corporation and Senior Consultant for
                           KPMG Peat Marwick. Mr. Fabiano holds a B.S. in Genetics and an M.S. in Protein Chemistry from Colorado State University and an M.B.A. in Finance from Cornell University.

Jack P. Fitzpatrick        Mr. Fitzpatrick has been a Director since February 1995.        43
                           Mr. Fitzpatrick is the Chief Financial Officer of
                           Multichannel Communications Sciences, Inc. and has held
                           this position since July 1995. From July 1993 to May 1995,
                           Mr. Fitzpatrick was the Chief Financial Officer of
                           Diatek/Arkive Information Systems. From June 1989 to July
                           1993, Mr. Fitzpatrick was the Chief Financial Officer and,
                           later, Vice President of Sales for Pacific Data Products.
                           He also has held positions as Chief Financial Officer of
                           Syntro Corporation, Manager of Strategic Planning for Xerox
                           and Senior Consultant for KPMG Peat Marwick. Mr.
                           Fitzpatrick holds a B.A. in Applied Mathematics, an M.S. in
                           Computer Science and an M.B.A. from Harvard University.

DIRECTORS WHOSE TERMS
 OF OFFICE EXPIRE IN
 ONE YEAR
Jeffrey S. Lambert         Mr. Lambert has been a Director since July 1993. Mr.            33
                           Lambert is the Chief Financial Officer and a Director of
                           the general partner of Strome Susskind Investment
                           Management, L.P., and Strome Susskind Securities, L.P., a
                           member firm of the National Association of Securities
                           Dealers, and has held both positions since November 1993.
                           Mr. Lambert is also the Chief Financial Officer and a
                           Director of Strome Susskind & Co. and has held this
                           position since July 1992. From February 1987 to July 1992,
                           Mr. Lambert was the Chief Financial Officer of Kayne
                           Anderson & Co. He also has held the position of Senior
                           Accountant for Oppenheim, Appell & Dixon. Mr. Lambert holds a B.S. in Accounting from California State University
                           Northridge.

NAME                                          PRINCIPAL OCCUPATION                        AGE
-----------------------    -----------------------------------------------------------    ----
Jeffrey E. Susskind        Mr. Susskind has been a Director since July 1993. Mr.           43
                           Susskind is a Vice President and Director of the general
                           partner of Strome Susskind Investment Management, L.P., and
                           Strome Susskind Securities, L.P., and has held both
                           positions since November 1993. Mr. Susskind is also a Vice
                           President and Director of Strome Susskind & Co. and has
                           held this position since February 1992. From 1987 to July
                           1992, Mr. Susskind was an Analyst with Kayne Anderson & Co.
                           He also has held the position of Analyst with Goldman Sachs and with Donaldson, Lufkin & Jenrette. Mr. Susskind holds a
                           B.S. in Economics from the University of Pennsylvania and a
                           J.D. from the University of Michigan Law School.

DIRECTOR WHOSE TERM
 OF OFFICE EXPIRES IN
 TWO YEARS
Ethan J. Falk              Mr. Falk has been a Director since February 1995. Mr. Falk      43
                           has been a shareholder in the law firm of Falk & Sharp,
                           Professional Corporation, since 1990. Prior to founding
                           Falk & Sharp, Mr. Falk was a partner in the law firm of
                           Lillick & McHose. Mr. Falk holds a B.A. in Mathematics from the State University of New York at Binghamton and a J.D.
                           from the University of Michigan Law School.

COMMITTEES OF THE BOARD OF DIRECTORS

     In September 1995, the Board of Directors of the Company established a Compensation Committee and Audit Committee. The Compensation Committee is responsible for determining executive compensation policies and administering the Company's compensation plans and stock option plans. The current members of the Compensation Committee are Messrs. Fitzpatrick, Lambert and Susskind. The Compensation Committee met or took action by written consent three times during 1996. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and undertaking such other related functions as the Board of Directors may authorize. The current members of the Audit Committee are Messrs. Falk, Fitzpatrick and Lambert. The Audit Committee met twice during 1996.

     The Board of Directors does not have a Nominating Committee.

     The Board of Directors held four meetings and took action by written consent five times during 1996. None of the incumbent directors attended fewer than 75% of the Board meetings and committee meetings of which he was a member.

DIRECTOR COMPENSATION

     At present, each director who is not employed by ACC or its affiliates is paid an annual retainer of $7,000 plus $1,500 for each Board of Directors meeting attended by the director and $500 for each committee meeting held on a day and at a location other than the day and location of a regularly scheduled Board meeting. ACC reimburses reasonable out-of-pocket expenses for all directors to attend meetings.

DIRECTOR STOCK OPTION PLAN

     The Company's separate stock option plan for its nonemployee Directors (the "Director Plan") covers 100,000 shares of Common Stock. The Director Plan provides for the award of non-qualified options, which expire five years from the date of grant, covering 20,000 shares of Common Stock to each nonemployee director on the date of the plan's adoption and to any future elected or appointed nonemployee director. Each of the options granted to the four current nonemployee directors is at an exercise price of $7.25 per share. One-fourth of the option shares were vested on the date of grant and the balance vest over three years from the date of grant at a rate of one-third per year. Any future option grant will be at an exercise price equal to the fair market value of the Common Stock on the date of the grant. At March 15, 1997, 80,000 shares of Common Stock were subject to outstanding options granted under the Director Plan.

                             EXECUTIVE COMPENSATION

     The following table shows certain information concerning cash compensation paid by the Company as well as all other compensation paid or accrued to its Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer) (the "Named Executives") for each of the last two fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                               YEAR        ANNUAL COMPENSATION(1)          STOCK
                                              ENDED        -----------------------      OPTION SHARE
                                             DECEMBER       SALARY         BONUS           AWARDS
                                             --------      --------       --------      ------------
Rocco J. Fabiano...........................    1996        $195,000       $174,887         23,092
  Chairman of the Board and                    1995         217,233         90,000(5)      30,000
  Chief Executive Officer(2)
Gary Burdick...............................    1996        $195,000       $174,887         21,896
  President(2)                                 1995         183,900         90,000(5)      30,000
Rellen M. Stewart..........................    1996        $195,000       $174,887         16,000
  Chief Operating Officer                      1995         183,900         90,000(5)      30,000
  Chief Financial Officer and Treasurer(2)
R. Frank Mercer............................    1996        $115,625       $ 22,000             --
  Senior Vice President and                    1995         101,500         18,000         35,000
  Chief Credit Officer(3)
Jack R. Cohen..............................    1996        $104,500       $ 15,000             --
  Vice President, General Counsel              1995          38,642             --         15,000
  and Secretary(4)

---------------
(1) The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officers that are available generally to all employees of the Company; and it does not include certain perquisites and other personal benefits received by the foregoing executive officers of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.

(2) Until September 1995, Mr. Fabiano was a consultant to the Company, Mr. Burdick was Chairman of the Board and Chief Executive Office and Mr. Stewart was President, Chief Operating Officer and Chief Financial Officer.

(3) Mr. Mercer became Chief Credit Officer in September 1995.

(4) Mr. Cohen became an employee on August 14, 1995, and became Secretary in September 1995 and General Counsel in August 1996.

(5) In 1996, the Company changed its fiscal year-end from June 30 until December
    31. Prior to the change, the Company accrued bonuses during the fiscal year, which were paid within 60 days following June 30. The 1995 bonus reflects the amount of bonus attributable to the six-month period from January 1 through June 30, 1995. Messrs. Fabiano, Burdick and Stewart waived their right to receive a bonus for the six-month period ended December 31, 1996.

STOCK OPTION GRANTS TABLE

     The following table shows certain information concerning stock options granted during fiscal year 1996 to the Company's Named Executives.

                      FISCAL YEAR 1996 STOCK OPTION GRANTS

                                                                                             POTENTIAL
                                                % OF TOTAL                                  REALIZABLE
                                                 OPTIONS                                     VALUE(3)
                                   OPTIONS      GRANTED TO    EXERCISE    EXPIRATION    -------------------
              NAME                GRANTED(1)    EMPLOYEES     PRICE(2)       DATE         @5%        @10%
--------------------------------  ----------    ----------    --------    ----------    -------    --------
Rocco J. Fabiano................    23,092          27%        $ 6.60        2006       $84,000    $207,000
Gary S. Burdick.................    21,896          26%        $ 6.60        2006       $80,000    $196,000
Rellen M. Stewart...............    16,100          19%        $ 6.60        2006       $59,000    $144,000
R. Frank Mercer.................        --           --            --          --            --          --
Jack R. Cohen...................        --           --            --          --            --          --

---------------
(1) These options were granted pursuant to the 1995 Stock Option Plan on January 23, 1996. The options granted to Messrs. Fabiano, Burdick and Stewart covered 1,004 shares, 952 shares and 700 shares respectively, with an exercise price of $151.80 per share, vesting at the rate of 25% per year on each anniversary date of the grant. The number of shares and the exercise price shown above have been adjusted to reflect a 23-for-1 stock split of the Company's Common Stock which occurred subsequent to the stock option grants but prior to the offering of the Common Stock to the public in May 1996.
(2) The exercise price may be paid in cash or, at the discretion of the Compensation Committee, by tendering shares of ACC Common Stock, or the delivery of an irrevocable direction to a securities broker to sell shares and deliver the sales proceeds to the Company in payment of all or part of the exercise price, instead of cash.
(3) The potential realizable value is calculated pursuant to SEC regulations by assuming the indicated annual rates of stock price appreciation for the option term. Actual realized value will depend on the actual annual rate of stock price appreciation for the option term.

AGGREGATED STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUE TABLE

     The following table sets forth certain information regarding the number and value of specified unexercised options held by the Company's Named Executives as of December 31, 1996:

                                                    NUMBER OF                   VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                         -------------------------------    ----------------------------
                                         EXERCISABLE    UNEXERCISABLE(1)    EXERCISABLE    UNEXERCISABLE
                                         -----------    ----------------    -----------    -------------
    Rocco J. Fabiano....................    7,500(2)         22,500           $13,125         $39,375
                                            5,773(3)         17,319            13,855          41,566
    Gary S. Burdick.....................    7,500(2)         22,500            13,125          39,375
                                            5,474(3)         16,422            13,138          39,413
    Rellen M. Stewart...................    7,500(2)         22,500            13,125          39,375
                                            4,025(3)         12,075             9,660          28,980
    R. Frank Mercer.....................    8,750(2)         26,250            15,313          45,938
    Jack R. Cohen.......................    3,750(2)         11,250             6,563          19,688

---------------
(1) The value of the Exercisable and Unexercisable In-The-Money Options is based upon the closing price of ACC's Common Stock on the Nasdaq National Market on March 5, 1997.
(2) Reflects options to purchase Common Stock of the Company at an exercise price of $7.25 per share granted pursuant to the 1995 Stock Option Plan.
(3) Reflects options to purchase Common Stock of the Company at an exercise price of $6.60 per share granted pursuant to the 1995 Stock Option Plan.

FABIANO, BURDICK AND STEWART EMPLOYMENT AGREEMENTS

     Messrs. Fabiano, Burdick and Stewart are employed under separate employment agreements, each of which expires on December 31, 1998. If the Company terminates any employment agreement without cause or if Mr. Fabiano, Mr. Burdick or Mr. Stewart terminates his employment for "good reason" (defined in the agreement as termination following either an uncured breach by the Company, a reduction in duties, a reduction in compensation or an involuntary relocation), then the terminated employee is entitled to severance pay in an amount equal to the greater of the remaining base salary that would have been payable through the end of the term of the employment agreement or one-year's base salary, plus a prorated portion of the bonus he would have otherwise received for the year in which such termination occurred. During 1996, each of them was paid a base annual salary of $195,000. Mr. Fabiano's base annual salary has been increased to $240,000 in 1997 and 1998. Each of them is entitled to an annual bonus of 50% to 100% of his base salary, based on a straight line sliding scale, if the Company achieves a Return on Average Equity ("ROAE") between 15% and 35%. ROAE is calculated at the end of each calendar year as the sum of the ending book value of the Company for each of preceding five quarters divided by five. Each of them is also entitled to supplemental insurance benefits, an automobile allowance of $9,000 per year and participation in employee benefit plans adopted by the Company for senior executives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. Fitzpatrick, Lambert and Susskind. Mr. Susskind is a Vice President and a Director of the corporate general partner of Strome Susskind Investment Management, L.P. ("SSIM") and Mr. Lambert is the Chief Financial Officer and a Director of the corporate general partner of SSIM. SSIM is the general partner of Strome Partners, L.P. and the investment adviser of Strome Offshore Limited.

     The Company has entered into certain transactions with Strome Partners, L.P. and Strome Offshore Limited, its two major stockholders, SSIM and other stockholders of the Company. The Company believes that each such transaction has been on terms no less favorable to the Company than could have been obtained in a transaction with an independent third party. Each of the transactions was reviewed and approved by the Board of Directors of the Company.

     In January 1996, the Company established and designated Series C Preferred Stock and sold 3,057 shares, 3,058 shares and 1,798 shares of Series C Preferred Stock to Strome Offshore Limited, Strome Partners, L.P., and Cargill Financial Services Corporation respectively. The purchase price for such shares was their then current aggregate fair market value of $1,000,995. The proceeds were used to fund the Company's operations during the first quarter of fiscal year 1996.

     In May 1996, the Company paid SSIM a $150,000 fee for consulting services rendered in connection with the Company's initial public offering and its retention of underwriters.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General Policies. During 1996, the Company's Compensation Committee made compensation decisions for the Company's executive officers. The Committee is composed solely of non-employee Directors of the Company. In fulfilling its responsibilities, the Committee has used the services of independent compensation consultants.

     The policy of the Committee is to develop compensation programs to attract and retain key executives and senior managers critical to the Company's growth and success and to provide performance-based incentives that tie overall compensation to the Company's financial performance. Compensation of the Company's senior executives, including the Chief Executive Officer, consists of three components: base compensation, annual bonuses and long-term incentive awards in the form of stock options.

     In determining base salaries, bonus levels, bonus formulae and incentive awards, the Committee considers qualitative and quantitative factors relating to Company and the individual's performance, including revenues, revenue growth and earnings per share, individual contributions, individual level of responsibility and recommendations of the Chief Executive Officer with respect to other officers. While the Committee also considers prevailing compensation levels and practices within the Company's peer group (see "Stock Performance Graph" for peer group composition), the Committee does not make its decisions solely with reference to any specific company or compensation ranges within the peer group. The Committee's overall determinations are subjective and not based upon the application of any specific formula or any predetermined weighting of factors.

     Base Compensation. Executive base compensation generally is established through negotiation between the Company and the executive at the time the executive is first hired. The Committee regularly reviews officer base salary and makes adjustments it considers appropriate.

     In October 1995, the Committee renegotiated the employment agreements with Messrs. Fabiano, Burdick and Stewart, who are named in the Summary Compensation Table and are the Company's three most senior officers and founders. The agreements established annual base compensation and other annual base compensation benefits for 1996, 1997 and 1998. The Committee established base compensation and benefits based upon its general compensation policies described above and its subjective judgment of appropriate pay levels in relation to the executive officers' levels of responsibility. In January 1997, the Committee reviewed the base compensation of the senior executives and increased the base compensation of Mr. Fabiano from $195,000 to $240,000 per year for 1997 and 1998. Mr. Fabiano's increase reflected his increased levels of responsibility and prevailing compensation levels for chief executive officers within the Company's peer group.

     Base salaries for the other named executives were based upon the same considerations and the recommendation of the Chief Executive Officer.

     Annual Bonuses. Under their employment agreements, Messrs. Fabiano, Burdick and Stewart are entitled to receive up to 100% of his base compensation as an annual bonus if the Company achieves a Return On Average Equity ("ROAE") as set forth in each of their employment agreements. The ROAE is calculated as
(i) net income for the calendar year after taxes and after adjusting for payment of the prospective bonuses, divided by (ii) the greater of (a) $4,000,400 and
(b) the average quarterly book value of the Company for the year, calculated as the sum of ending book value of the Company for each of the preceding five quarters divided by five. The adjusted net income and ending book values are determined under generally accepting accounting principles. Bonuses are determined annually at the conclusion of the calendar year based upon the ROAE during the preceding five quarters. The senior executives are not entitled to a bonus if the ROAE is less than 15%. If the ROAE is between 15% and 35%, then the senior executives are entitled to receive between 50% and 100% of base salary for the year as a bonus, determined on a sliding scale basis. During the 1996 year, the ROAE was 31.4% and Messrs. Fabiano, Burdick and Stewart each received a $174,887 bonus, which was 89.7% of base compensation.

     As of June 1996, all other executive officers participate in a discretionary bonus pool that is funded at a level equal to the Company's ROAE during the twelve month period ended June 30 of each year multiplied by the total base compensation of all officers participating in the pool. Bonuses are awarded based upon the subjective judgment of the Chief Executive Officer and input from other senior executives.

     The Compensation Committee determined the bonus levels and formulae based upon the Company's compensation policies described above, its judgment that these formulae currently provide a good objective measure of the Company's financial performance and that the bonus levels provide appropriate performance based incentives for successful performance. The Committee evaluates periodically the bonus program and, subject to employment agreements, may change the formula or bonus levels based upon its subjective judgment of the appropriate measure of performance and level of financial incentives.

     Long Term Incentive Awards. The Company also has adopted the 1995 Stock Option Plan ("Plan") to provide eligible executive officers and other key employees incentives to maximize stockholder value. Awards under the plan may be incentive stock options or nonqualified options. The Board of Directors believes that the Plan increases employee interest in the long term success of the Company and motivates executive officers to make long term decisions in the best interest of the Company, which in the long term will generate a better return to stockholders. In January 1996, the Committee granted stock option awards to the three senior executives based upon their performance in 1995. During 1996, the Committee also granted stock options to newly hired employees and other key employees. The grants were based upon the Committee's consideration of general compensation policies and criteria as explained above, its subjective judgment with respect to the Company's performance during the relevant period, and, except in the case of the award to the Chief Executive Officer, the Chief Executive Officer's recommendations as to the appropriate level of awards based upon the performance of the participant and/or level of responsibility of the participant. The Compensation Committee also considered existing stock holdings of individual executive officers when making such grants.

     Chief Executive Officer's Compensation. As discussed above, in January 1997, the Committee reviewed the base compensation of the senior executives and increased the base compensation of Mr. Fabiano from $195,000 to $240,000 per year for 1997 and 1998. Mr. Fabiano's bonus for the 1996 year was based upon the bonus formula described above and the Company's ROAE during 1996. The increase in base compensation for 1997 and 1998 will increase the maximum amount of bonus that may be payable to Mr. Fabiano for 1997 and 1998 under the existing formula. No new stock awards have been made to Mr. Fabiano based upon 1996 performance. The Committee established Mr. Fabiano's base salary based upon its subjective judgment of his overall performance, its assessment of his increased levels of responsibility and a general consideration of information received from consultants relating to prevailing compensation levels for chief executive officers within the Company's peer group, without applying any specific formula or weighting of factors in determining the base amount.

     Tax Deductibility of Executive Compensation. In 1993, the Internal Revenue Code 1986 (the "Code") was amended to add Section 162(m). Section 162(m) and the regulations thereunder limit to $1,000,000 the amount of compensation that may be deducted by the Company in any one year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation" the material terms of which are approved by stockholders before payment. For 1996, the Committee did not approve any executive compensation that was subject to limitation on deductibility under Section 162(m) of the Code. However, if in the future the Committee anticipates that any compensation to be paid by the Company might fall within the limitations of Section 162(m), the Committee believes it would take steps so that the Company's performance-based compensation will prospectively meet Section 162(m) requirements where it deems appropriate in light of specific compensation objectives.

                                          Respectfully submitted,

                                          The Compensation Committee
                                          Jeffrey E. Susskind
                                          Jeffrey S. Lambert
                                          Jack P. Fitzpatrick

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH CARGILL

     The Company has entered into financing and related transactions with Cargill Financial Services Corporation ("Cargill"), one of the principal stockholders of the Company. Cargill has the right, upon request, to receive board materials and have access to the same books and records to which a director has access under Delaware law. The Company believes that each transaction with Cargill has been on terms no less favorable to the Company than could have been obtained in a transaction with an independent third party. Each of the transactions was reviewed and approved by the Board of Directors of the Company.

     Repurchase Facility. On July 15, 1993, Cargill and the Company entered into a Repurchase Facility, which expires on July 15, 1998 (the "Repurchase Facility"), to finance exclusively the Company's purchase of automobile installment contracts ("Contracts") to enable the Company to accumulate Contracts in sufficient volume to issue asset-backed securities. The interest rate on the Repurchase Facility is the one-month LIBOR, plus 3.25%, and the facility reprices daily. As of December 31, 1996, the rate on the Repurchase Facility was 8.8%. In addition, the Company is obligated to pay Cargill a repurchase fee in connection with each asset securitization or bulk sale of Contracts financed under the Repurchase Facility. The repurchase fee is calculated as a percentage of the Contracts sold through a securitization, with the percentage based upon the cumulative amount of Contract sales. The repurchase fee was 2% for the first $250 million in cumulative sales, and is 1.5% for cumulative sales between $250 million and $400 million, 1% for cumulative sales between $400 million and $500 million, and 0.5% for cumulative sales in excess of $500 million. As of December 31, 1996, the Company's total sales through asset-backed securities equalled $292 million. Under the Repurchase Facility, the Company is obligated to maintain certain servicing standards and may not alter the underwriting standards for Contracts financed under the Repurchase Facility without prior approval from Cargill.

     Effective January 31, 1997, the Company entered into an Agreement ("Agreement") with Cargill pursuant to which Cargill granted the Company the option ("Option") to terminate the Repurchase Facility on or prior to May 31, 1997. The Company issued to Cargill 174,500 shares of unregistered Common Stock as consideration under the Agreement. The shares are subject to registration under the same terms as the shares already owned by Cargill. If the Company does not exercise the Option, the value of the unregistered shares specified in the Agreement will be applied to future repurchase fees payable under the Repurchase Facility.

     Equipment Leasing Facility. On September 23, 1994, the Company entered into a master equipment finance lease ("Equipment Lease") with Cargill Leasing Corporation ("Cargill Leasing"). Cargill Leasing is a wholly-owned subsidiary of Cargill, Incorporated, and an affiliate of Cargill. Under the Equipment Lease, Cargill Leasing finances from time to time the Company's acquisition of data processing equipment, including the Model 300 IBM AS400 (used by the Company for its information management, accounting and data process systems); and office equipment, subject to the parties' prior agreement and execution of a schedule relating to the transaction. The Equipment Lease is collateralized by the financed equipment. As of December 31, 1996, the Company has entered into seven transactions financing equipment with an aggregate original cost of $731,000. The Company currently pays approximately $23,000 per month to Cargill Leasing. Each transaction has a three-year term and the last transaction currently expires in November 1998.

     NIM Facility. As of September 1, 1995, Cargill, OFL-A Receivables Corp. ("OFL-A"), a wholly owned subsidiary of the Company, and Norwest Bank Minnesota, N.A., as paying agent, entered into the Subordinated Certificate and Net Interest Margin Certificate Financing Facility Agreement ("NIM Facility"), which enables the Company to obtain a maximum of $10 million in debt financing through a pledge of OFL-A's interest in subordinated securities and excess servicing receivables retained in asset securitizations. The NIM Facility expires in May 1998. Cargill has the option to terminate the NIM Facility if an event of default occurs under the NIM Facility or a termination event occurs under the Repurchase Facility. ACC has guaranteed $5 million of OFL-A's obligations under the NIM Facility and Repurchase Facility.

     Sponsorship of Asset-Backed Securities. Cargill served as a sponsor of each of the six asset securitization transactions that the Company completed prior to December 31, 1996. As of January 31, 1997, Cargill will no longer sponsor these transactions. As sponsor, Cargill was obligated to repurchase Contracts from the issuer of the asset-backed securities in the event of certain breaches of representations and warranties of ACC Receivables Corp. ("Receivables") or certain breaches of covenants by ACC as servicer. ACC, in turn, is obligated to indemnify Cargill against any third party claim arising out of the events or facts giving rise to a breach of the representations, warranties or covenants of Receivables or ACC. Cargill served as sponsor in consideration of the repurchase fee payable under the Repurchase Facility.

     Hedging Program. Under the Repurchase Facility, the Company is obligated to maintain a hedging program under certain circumstances. Cargill acts as the counterparty for the Company's hedging positions. In exchange for this service, the Company pays Cargill nominal administrative fees and reimburses Cargill for its direct costs of executing the hedging transaction. These administrative fees and direct cost reimbursements have totaled approximately $13,000 since the inception of the hedging program. The Company believes that it could directly acquire hedging positions through U.S. government securities dealers, although such dealers might require more collateral from ACC than does Cargill.

     Stock Sale. Cargill purchased 1,798 shares of Series C Preferred Stock in January 1996 at its fair market value. Subsequently, each share of the Company's Preferred Stock was automatically converted into 23 shares of Common Stock upon consummation of the Company's initial public offering of its Common Stock. (See "Compensation Committee Interlocks and Insider Participation" above.)

AGREEMENTS WITH STROME PARTNERS, STROME OFFSHORE LIMITED AND OTHERS

     The Company has entered into certain transactions with Strome Partners, L.P. and Strome Offshore Limited, its two major stockholders, SSIM and other stockholders of the Company. (See "Compensation Committee Interlocks and Insider Participation" above.)

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Company's Common Stock from May 16, 1996, when the Company became a public company, to December 31, 1996, with the Standard & Poor's 500 Composite Stock Price Index and a peer group index.(1) The graph assumes a $100 investment at the beginning of the period and the reinvestment of all dividends.

        Measurement Period
      (Fiscal Year Covered)           ACC CONSUMER FI        S & P 500        PEER GROUP ONLY
1995                                            100.00              100.00              100.00
1996                                               133                 115                 102

---------------
(1) The peer group index is comprised of Aegis Consumer Funding Group, Americredit Corp., Consumer Portfolio Services, Inc., Eagle Finance, First Merchants Acceptance Corporation, General Acceptance Corp., Mercury Finance Company, Monaco Finance, Olympic Financial Ltd., Onyx Acceptance Corp., TFC Enterprises, Union Acceptance Corp. and WFS Financial, Inc.

                               COMPANY PROPOSALS

     The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The following persons are nominated for election as directors, to hold office for a term of three years expiring at the third succeeding Annual
Meeting:

                                Rocco J. Fabiano
                              Jack P. Fitzpatrick

     The nominees listed above are current members of the Board of Directors. All proxies received by the Board of Directors will be voted for the nominees if no directions to the contrary are given. In the event that the nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

     The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                                   PROPOSAL 2

                        RATIFICATION OF THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     The Company's Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending December 31, 1997. Although the appointment of KPMG Peat Marwick LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors will reconsider its selection. Proxies solicited by the Board will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative so desires and to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting is required to ratify the selection of KPMG Peat Marwick LLP as independent accountants. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of Common Stock owned beneficially as of February 15, 1997: (i) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and nominees for director and nominees and (iii) all directors and executive officers of the Company as a group. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment power with respect to the shares shown.

                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL   PERCENT OF
                        NAME OF BENEFICIAL OWNER                      OWNERSHIP(1)  CLASS(2)
    ----------------------------------------------------------------  ----------   ----------
    Strome Offshore Limited(3)......................................  1,637,255       19.32%
    Strome Partners, L.P.(3)........................................  1,613,933       19.05%
    Cargill Financial Services Corporation(4).......................  1,132,450       13.37%
    Rocco J. Fabiano(5).............................................    665,277        7.85%
    Gary S. Burdick(6)..............................................    633,694        7.48%
    Rellen M. Stewart(7)............................................    468,141        5.52%
    Ethan J. Falk(8)................................................     11,500           *
    Jack P. Fitzpatrick(9)..........................................     67,615           *
    Jeffrey S. Lambert(10)..........................................     10,000           *
    Jeffrey E. Susskind(10).........................................     10,000           *
    Directors/Officers as a Group...................................  1,822,362       22.00%

---------------
 *    Less than 1%.

 (1) Includes the ownership of the named individual or member of a group of shares of Common Stock obtainable within 60 days upon the exercise of options.

 (2) Each beneficial owner's percentage ownership is determined assuming that shares that may be acquired by such person or group within 60 days following February 15, 1997, have been acquired but that shares acquirable by other beneficial owners within the same 60 days have not been acquired.

 (3) The address of Strome Partners, L.P., is 100 Wilshire Boulevard, 15th Floor, Santa Monica, California 90401. The address of Strome Offshore Limited is c/o Meespierson (Cayman) Ltd., British Amer Centre, POB 2003, Dr. Roy's Drive Georgetown, Grand Cayman, Cayman Islands. SSIM is the beneficial owner of such shares. The address of SSIM is 100 Wilshire Boulevard, 15th Floor, Santa Monica, California 90401.

 (4) The stockholder's address is 6000 Clearwater Drive, Minnetonka, Minnesota 55343-9497.

 (5) The stockholder's address is the same address as the Company's address. The shares in the table include 57,615 shares held in the name of the Fabiano Irrevocable Trust. Mr. Fabiano disclaims beneficial ownership of such shares. The shares include vested options to purchase 13,273 shares of Common Stock. The balance of the shares in the table are held in the name of the Fabiano Revocable Trust of March 28, 1991, of which Mr. Fabiano and his wife, Joan Fabiano, are trustees.

 (6) The stockholder's address is the same address as the Company's address. The shares include vested options to purchase 12,974 shares of Common Stock.

 (7) The stockholder's address is the same address as the Company's address. The shares include vested options to purchase 11,525 shares of Common Stock.

 (8) The director holds vested options to purchase 10,000 shares of Common Stock. The director's address is 660 South Figueroa Street, Suite 1600, Los Angeles, California 90017-3474.

 (9) The number of shares in the table includes 57,615 shares held in the name of the Fabiano Irrevocable Trust for which Mr. Fitzpatrick serves as trustee. Also, the director holds vested options to purchase 10,000 shares of Common Stock. The director's address is 9775 Town Center Drive, Suite 110, San Diego, California, 92121.

(10) Each of the directors hold vested options to purchase 10,000 shares of Common Stock. Each of the director's address is 100 Wilshire Boulevard, 15th Floor, Santa Monica, California 90401.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1996, except that Mr. Anthony Fiduk filed late reports on Form 4 to report the purchase and subsequent sale of the Company's Common Stock. Mr. Fiduk's transactions complied with
Section 16(b).

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 1998 Annual Meeting must submit such proposal so that it is received by the Company no later than December 2, 1997. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

     Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 90 days prior to the next annual meeting.

                                 OTHER MATTERS

     While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the Board of Directors, however, to consider any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report for the year ended December 31, 1996 is being mailed to stockholders together with this Proxy Statement.

     THE COMPANY WILL SEND TO STOCKHOLDERS UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR A COPY SHOULD BE DIRECTED TO THE SECRETARY, ACC CONSUMER FINANCE CORPORATION, 12750 HIGH BLUFF DRIVE, SUITE 320, SAN DIEGO, CALIFORNIA 92130.

     STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          JACK R. COHEN
                                          Secretary
San Diego, California
March 31, 1997

                        ACC CONSUMER FINANCE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 6, 1997

    The undersigned hereby appoints Rocco J. Fabiano, Gary S. Burdick and Rellen
M. Stewart, or any of them, with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote as designated below all shares of common stock of ACC Consumer Finance Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Double Tree Hotel, 11915 El Camino Real, San Diego, California, on Tuesday, May 6, 1997, at 10:00 a.m., and at any adjournment or postponement thereof.

PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE.  [X]

1. Election of Rocco J. Fabiano and Jack P. Fitzpatrick as Directors, each to serve a three-year term.
  (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name)

      FOR                                               WITHHOLD
 BOTH NOMINEES                                   VOTE FOR BOTH NOMINEES
      [ ]                                                 [ ]

2. To ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of the Company for the fiscal year ending December 31, 1997.

      FOR                   AGAINST                     ABSTAIN
      [ ]                     [ ]                         [ ]

3. In their discretion, the Proxies are authorized to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.
                 (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of each director nominee, FOR Proposal 2 and in the discretion of the proxies on matters described in Proposal 3.

    Please date and sign exactly as the name appears hereon. Persons signing as executors, administrators, trustees or guardian, should give full title as such. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization should be used and the signature should be that of a duly authorized officer or partner.

                                                       Dated: , 1997

                                                       -------------------------

                                                       -------------------------
                                                             Signature(s)

                                                       PLEASE MARK/SIGN, DATE
                                                       AND RETURN THE PROXY CARD
                                                       PROMPTLY USING THE
                                                       ENCLOSED POSTAGE PAID
                                                       ENVELOPE.

                                                       Whether or not you plan
                                                       to attend the meeting,
                                                       you are urged to execute
                                                       and return this proxy,
                                                       which may be revoked at
                                                       any time prior to its
                                                       use.